EXHIBIT 23(a)

                              ACCOUNTANTS' CONSENT

The Board of Trustees
American Mortgage Investors Trust


We consent to incorporation by reference in the registration statement on Form S-3 (No. 33-42481) of American Mortgage Investors Trust of our report dated January 30, 1998, relating to the balance sheets of American Mortgage Investors Trust as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of American Mortgage Investors Trust.

                                             /s/ KPMG Peat Marwick LLP

New York, New York
April 9, 1998